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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                             LYNX THERAPEUTICS, INC.


     LYNX THERAPEUTICS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: The original Certificate of Incorporation of Lynx Therapeutics, Inc. (the "Corporation") was filed with the Secretary of State of the State of Delaware on February 18, 1992 under the name of Applied Genomics Incorporated.

     SECOND: The Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 141, 242 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors of the Corporation.

     THIRD: The Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 212, 242 and 245 of the General Corporation Law of the State of Delaware by the stockholders of the Corporation, and notice was provided in accordance with said Section 222. The total number of outstanding shares entitled to vote was 11,349,865 shares of Common Stock. A majority of the outstanding shares of Common Stock voted in favor of this Amended and Restated Certificate of Incorporation.

     FOURTH: The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated by reference.

     IN WITNESS WHEREOF, Lynx Therapeutics, Inc. has caused this Certificate to be signed by the Chief Financial Officer in Hayward, California this 20th day of June, 2000.

                                     LYNX THERAPEUTICS, INC.



                                     By \s\  Edward C. Albini
                                       -----------------------------------------
                                       Edward C. Albini, Chief Financial Officer


ATTEST:


By \s\ James C. Kitch
  ----------------------------------
  James C. Kitch, Secretary


                                       1.

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                                    EXHIBIT A

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             LYNX THERAPEUTICS, INC.


                                       I.

     The name of this corporation is Lynx Therapeutics, Inc.

                                      II.

     The address of the registered office of this corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle. The name of this corporation's registered agent at said address is The Prentice-Hall Corporation System, Inc.

                                      III.

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

                                      IV.

     A. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Preferred Stock" and "Common Stock." The total number of shares which the corporation is authorized to issue is Sixty-two million (62,000,000) shares. Sixty million (60,000,000) shares shall be Common Stock, par value one cent ($.01) per share (the "Common Stock") and Two million (2,000,000) shares shall be Preferred Stock, par value one cent ($.01) per share (the "Preferred Stock").

     B. The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the corporation is expressly authorized to provide for the issue of all or any of the shares of Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares and as may be permitted by the General Corporation Law of the State of Delaware. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.


                                       1.

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                                       V.

     For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

     (a) The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.

     (b) The Board of Directors may from time to time make, amend, supplement or repeal the Bylaws.

     (c) The directors of the corporation need not be elected by written ballot unless the Bylaws so provide.

                                      VI.

     To the fullest extent permitted by the General Corporation Law of Delaware, as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

                                      VII.

     The corporation is to have perpetual existence.

                                     VIII.

     The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right.


                                       2.